                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 THE BRAZILIAN EQUITY FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3) Filing Party:

        ------------------------------------------------------------------------
     (4) Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        THE BRAZILIAN EQUITY FUND, INC.
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                                   57TH FLOOR
                            NEW YORK, NEW YORK 10022
                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, JULY 22, 1998
                               -----------------

TO THE SHAREHOLDERS OF
THE BRAZILIAN EQUITY FUND, INC.

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of The Brazilian Equity Fund, Inc. (the "Fund") will be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, 38th Floor, New York, New York 10019, on Wednesday, July 22, 1998 commencing at 10:00 a.m. The purpose of the meeting is to consider and act upon the following proposals and to consider and act upon such other matters as may properly come before the meeting or any adjournments thereof:

        (1) To elect four (4) directors of the Fund.

        (2) To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Fund for the fiscal year ending March 31, 1999.

        (3) To consider a shareholder proposal to terminate the investment advisory agreement with BEA Associates and to have the Board of Directors consider soliciting competitive proposals for a new investment advisor.

    The close of business on May 26, 1998 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting.

    This notice and related proxy material are first being mailed on or about June 9, 1998.

                                          By order of the Board of Directors,

                                                 /s/ Michael A. Pignataro

                                                 MICHAEL A. PIGNATARO
                                                      SECRETARY

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON AND WISH YOUR SHARES TO BE VOTED, PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

Dated: June 9, 1998
New York, New York

                        THE BRAZILIAN EQUITY FUND, INC.
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                                   57TH FLOOR
                            NEW YORK, NEW YORK 10022
                              -------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, JULY 22, 1998
                               -----------------

    This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board") of The Brazilian Equity Fund, Inc. (the "Fund") for use at the Annual Meeting of Shareholders to be held at the offices of Willkie Farr & Gallagher, 38th Floor, 787 Seventh Avenue, New York, New York 10019 on Wednesday, July 22, 1998 (commencing at 10:00 a.m.) and at any adjournments thereof (collectively, the "Meeting"). A Notice of Annual Meeting of Shareholders and a proxy card (the "Proxy") accompany this Proxy Statement. Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers or employees of the Fund, BEA Associates, the investment adviser to the Fund ("BEA"), Bear Stearns Funds Management Inc., the administrator of the Fund (the "U.S. Administrator"), or MacKenzie Partners Inc. ("MacKenzie"), a proxy solicitation firm that has been retained by the Fund and which will receive a fee of approximately $3,500 and will be reimbursed for its reasonable expenses. All costs of solicitation, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Fund's shares, (c) payment of MacKenzie for its services in soliciting Proxies and (d) supplementary solicitations to submit Proxies, will be borne by the Fund. This Proxy Statement is expected to be mailed to shareholders on or about June 9, 1998.

    The principal executive office of BEA is One Citicorp Center, 153 East 53rd Street, 57th Floor, New York, New York 10022. The U.S. Administrator has its principal executive office at 245 Park Avenue, 15th Floor, New York, New York 10167. BankBoston, N.A., Sao Paulo (the "Brazilian Administrator"), located at Rua Libero Badaro, 487, Centro Piso 12, Sao Paulo 01009, Brazil, serves as Brazilian administrator of the Fund.

    The Fund's Annual Report containing audited financial statements for the fiscal year ended March 31, 1998 has been previously furnished to all shareholders of the Fund. It is not to be regarded as proxy-soliciting material.

    If the enclosed Proxy is properly executed and returned in time to be voted at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked on the Proxy, the Proxy will be voted FOR election of the nominees for director, FOR the ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants of the Fund for the fiscal year ending March 31, 1999, AGAINST the shareholder proposal to terminate the investment advisory agreement with BEA (the "Investment Advisory Agreement"), and FOR any other matters that may properly come before the Meeting and that are deemed appropriate. Any shareholder giving a Proxy has the right to attend the Meeting to vote his shares in person (thereby revoking any prior Proxy) and also the right to revoke the Proxy at any time by written notice received by the Fund prior to the time it is voted.

    In the event that a quorum is present at the Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of Proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by Proxy. If a quorum is present, the persons named as proxies will vote those Proxies that they are entitled to vote FOR any proposal in favor of an adjournment and will vote those Proxies required to be voted AGAINST any such proposal against any adjournment. A shareholder vote may be taken on one or more of the proposals in the Proxy Statement prior to any adjournment if sufficient votes have been received and it is otherwise appropriate. A quorum of shareholders is constituted by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund entitled to vote at the Meeting. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

    Proposal 1 requires for approval the affirmative vote of a plurality of the votes cast at the Meeting in person or by proxy, Proposal 2 requires for approval the vote of a "majority" of the votes cast at the Meeting in person or by proxy and Proposal 3 requires for approval the vote of a "majority" of the outstanding voting Shares (defined below) of the Fund. "Majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) means the lesser of (a) 67% or more of the Shares of the Fund present at the Meeting if the holders of more than 50% of the outstanding Shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding Shares of the Fund. Because abstentions and broker non-votes are not treated as shares voted, any abstentions and broker non-votes would have no impact on Proposals 1 and 2 and would have the same effect as a vote AGAINST Proposal No. 3.

    The Fund has one class of shares of capital stock, par value $0.001 per share (the "Shares"). On the record date, May 26, 1998, there were 6,564,841 Shares outstanding. Each Share is entitled to one vote at the Meeting, and fractional Shares are entitled to proportionate shares of one vote.

    In order that your Shares may be represented at the Meeting, you are requested to:
    --indicate your instructions on the Proxy;
    --date and sign the Proxy;
    --mail the Proxy promptly in the enclosed envelope;
    --allow sufficient time for the Proxy to be received and processed on or before 10:00 a.m. on July 22, 1998.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The first proposal to be submitted at the Meeting will be the election of four (4) directors of the Fund, each to hold office for such term set forth below and until his successor is elected and qualified.

    The Board is divided into three classes, each class having a term of no more than three years. Each year the term of office of one class expires and the successor or successors elected to such class will serve for a three-year term.

    Enrique R. Arzac and George W. Landau, directors whose current terms expire on the date of this Meeting, have been nominated for a three-year term to expire at the 2001 annual meeting. Dr. Arzac has been a member of the Board of Directors of the Fund since 1996, and Mr. Landau has been a member of the Board since the Fund commenced operations in 1992. If elected, each of Messrs. Arzac and Landau will serve until the 2001 annual meeting and until his successor is duly elected and qualified.

    On May 22, 1998, the directors increased the size of the Board to nine and Messrs. Richard J. Herring and Robert J. McGuire were elected to fill the newly-created vacancies. The election of Messrs. Herring and McGuire is now being submitted to the Fund's shareholders for their approval. If elected, Mr. Herring will serve until the 2001 annual meeting and until his successor is duly elected and qualified. If elected, Mr. McGuire will serve until the 1999 annual meeting and until his successor is duly elected and qualified.

    Each nominee has indicated an intention to continue to serve if elected and has consented to being named in this Proxy Statement. Each nominee or director named below who is deemed an "interested person" of the Fund, as defined in the 1940 Act, is indicated by an asterisk. Messrs. Priest and Watt are interested persons of the Fund by virtue of their positions as directors and/or officers of BEA.

    The following table sets forth certain information regarding the nominees for election to the Board of the Fund, directors whose terms of office continue beyond the 1998 Meeting, and the officers and directors of the Fund as a group. Each of the nominees, directors and officers of the Fund has sole voting and investment power with respect to the Shares shown. Each nominee, each director and the officers and directors of the Fund as a group owns less than one percent of the outstanding Shares of the Fund.

                                                                                                      MEMBERSHIPS ON
                                                                                                     BOARDS OF OTHER
                               SHARES                                           LENGTH OF SERVICE       REGISTERED
                             BENEFICIALLY                                        AS DIRECTOR AND        INVESTMENT
                              OWNED ON        CURRENT PRINCIPAL OCCUPATION      TERM OF MEMBERSHIP    COMPANIES AND
                               MAY 26,          AND PRINCIPAL EMPLOYMENT         ON BOARD OF THE      PUBLICLY HELD
        NAME (AGE)              1998           DURING THE PAST FIVE YEARS              FUND             COMPANIES
---------------------------  -----------  ------------------------------------  ------------------  ------------------

Enrique R. Arzac (56) .....         566   Professor of Finance and Economics,   Since 1996; cur-    Director of nine
  Columbia University                     Graduate School of Business, Colum-   rent term ends at   other BEA-advised
  Graduate School of                      bia University (1971-present).        the 1998 annual     investment compa-
   Business                                                                     meeting.            nies; Director of
  New York, NY 10027                                                                                The Adam Express
                                                                                                    Company; Director
                                                                                                    of Petroleum and
                                                                                                    Resources Corpo-
                                                                                                    ration.

                                                                                                      MEMBERSHIPS ON
                                                                                                     BOARDS OF OTHER
                               SHARES                                           LENGTH OF SERVICE       REGISTERED
                             BENEFICIALLY                                        AS DIRECTOR AND        INVESTMENT
                              OWNED ON        CURRENT PRINCIPAL OCCUPATION      TERM OF MEMBERSHIP    COMPANIES AND
                               MAY 26,          AND PRINCIPAL EMPLOYMENT         ON BOARD OF THE      PUBLICLY HELD
        NAME (AGE)              1998           DURING THE PAST FIVE YEARS              FUND             COMPANIES
---------------------------  -----------  ------------------------------------  ------------------  ------------------

James J. Cattano (54) .....         100   President, Primary Resource Inc. (an  Since 1992; cur-    Director of six
  78 Manor Road                           international trading company         rent term ends at   other BEA-advised
  Ridgefield, CT 06877                    specializing in the sale of agricul-  the 1999 annual     investment compa-
                                          tural commodities in Latin American   meeting.            nies.
                                          markets) (10/96-present); Presi-
                                          dent, Atlantic Fertilizer & Chemical
                                          Company (an international trading
                                          company specializing in the sale of
                                          agricultural commodities in Latin
                                          American markets) (10/91-10/96).

Peter A. Gordon (55) ......           0   Currently retired; General Partner    Since 1994; cur-    Director of five
  284 Coopers Neck Lane                   of Ethos Capital Management           rent term ends at   other BEA-advised
  P.O. Box 1327                           (6/92-12/95); Managing Director at    the 2000 annual     investment
  Southampton, NY 11968                   Salomon Brothers Inc (1981-6/92).     meeting.            companies; Direc-
                                                                                                    tor of TCS Fund,
                                                                                                    Inc.; Director of
                                                                                                    the Mills Corpo-
                                                                                                    ration.

Richard J. Herring (52) ...           0   Jacob Safra Professor of Interna-     Since 5/22/98;      Director of BT
  325 S. Roberts Rd.                      tional Banking and Finance and Vice   current term ends   Institutional
  Box 768                                 Dean, Wharton Undergraduate           at the 1998 annu-   Funds and BT
  Bryn Mawr, PA 19010                     Division, The Wharton School,         al meeting.         Advisor Funds.
                                          University of Pennsylvania
                                          (1972-present).

George W. Landau (78) .....       1,666   Senior Advisor, Latin America Group,  Since 1992; cur-    Director of six
  Two Grove Isle Drive                    The Coca-Cola Company                 rent term ends at   other BEA-advised
  Coconut Grove, FL 33133                 (1988-present); President of the      the 1998 annual     investment compa-
                                          Americas Society and Council of the   meeting.            nies; Director of
                                          Americas (7/85-10/93); United States                      Emigrant Savings
                                          Ambassador to Venezuela (1982-1985);                      Bank; Director of
                                          United States Ambassador to Chile                         GAM Funds, Inc.
                                          (1977-1982) and United States
                                          Ambassador to Paraguay (1972-1977).

Robert J. McGuire (61) ....           0   Of Counsel, Morvillo, Abramowitz,     Since 5/22/98;      Director of GAM
  565 5th Avenue                          Graud, Iason & Silberberg, P.C.       current term ends   Funds, Inc.
  9th Floor                               (1998-present); President and Chief   at the 1998 annu-
  New York, NY 10017                      Operating Officer of Kroll Associ-    al meeting.
                                          ates (1989-1997).

William W. Priest, Jr.*               0   Chairman-Management Committee, Chief  Since 1997; cur-    Director of ten
  (56)                                    Executive Officer and Executive       rent term ends at   other BEA-advised
  153 East 53rd Street                    Director of BEA (12/90-present).      the 1999 annual     investment compa-
  New York, NY 10022                                                            meeting.            nies.

                                                                                                      MEMBERSHIPS ON
                                                                                                     BOARDS OF OTHER
                               SHARES                                           LENGTH OF SERVICE       REGISTERED
                             BENEFICIALLY                                        AS DIRECTOR AND        INVESTMENT
                              OWNED ON        CURRENT PRINCIPAL OCCUPATION      TERM OF MEMBERSHIP    COMPANIES AND
                               MAY 26,          AND PRINCIPAL EMPLOYMENT         ON BOARD OF THE      PUBLICLY HELD
        NAME (AGE)              1998           DURING THE PAST FIVE YEARS              FUND             COMPANIES
---------------------------  -----------  ------------------------------------  ------------------  ------------------

Martin M. Torino (48) .....           0   Chairman of the Board of Ingenio y    Since 1992; cur-    Director of five
  Reconquista 365, 9th Fl.                Refineria San Martin Del Tabacal      rent term ends at   other BEA-advised
  Capital Federal 1003                    S.A. (8/96-present); Executive Di-    the 2000 annual     investment compa-
  Buenos Aires, Argentina                 rector of TAU S.A. (a commodities     meeting.            nies.
                                          trading firm, 11/90-present); Presi-
                                          dent of DYAT S.A. (10/93-present).

Richard W. Watt* (39) .....       4,130   Managing Director of BEA              Since 1995; cur-    Director of seven
  153 East 53rd Street                    (7/96-present); Senior Vice Presi-    rent term ends at   other BEA-advised
  New York, NY 10022                      dent of BEA (8/95-6/96); Head of      the 2000 annual     investment compa-
                                          Emerging Markets Investments and      meeting.            nies.
                                          Research at Gartmore Investment
                                          Limited (11/92-6/95); Director of
                                          Kleinwort Benson International In-
                                          vestment (5/87-10/92).

All directors and officers
  (14 persons, including
  the foregoing) as a
  group....................       6,462

--------------
*Messrs. Priest and Watt are interested persons of the Fund by virtue of their positions as directors and/or officers of BEA.

    During the fiscal year ended March 31, 1998, each director who is not a director, officer, partner, co-partner or employee of BEA, the U.S. Administrator, the Brazilian Administrator or any affiliate thereof, received an annual fee of $5,000 and $500 for each meeting of the Board attended by him and was reimbursed for expenses incurred in connection with his attendance at the Board meetings. The total remuneration paid by the Fund during the fiscal year ended March 31, 1998 to all such unaffiliated directors was $34,500. During the fiscal year ended March 31, 1998, the Board convened six times. Each director except Mr. Gordon attended at least seventy-five percent of the aggregate number of meetings of the Board and any committee on which he served held during the period for which he was a director.

    Messrs. Arzac, Cattano, Gordon, Landau and Torino constitute the Fund's Audit Committee, which is composed of directors who are non-interested persons of the Fund (as this term is defined in the 1940 Act) (the "Non-interested Directors"). The Audit Committee met twice during the fiscal year ended March 31, 1998. The Audit Committee advises the full Board with respect to accounting, auditing and financial matters affecting the Fund. The Board performs the functions of a nominating committee. The Board of Directors of the Fund will consider nominees recommended by shareholders in the event any vacancies arise. Recommendations should be submitted to the Board care of the Secretary of the Fund. The Fund does not have a compensation committee.

    Section 16(a) of the Securities Exchange Act of 1934 and Section 30(f) of the 1940 Act require the Fund's officers and directors, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than ten percent of the Fund's Shares, to file reports of ownership with the Securities and Exchange Commission, the New York Stock Exchange and the

Fund. Based solely upon its review of the copies of such forms received by it and written representations from such persons, the Fund believes that, for the fiscal year ended March 31, 1998, all filing requirements applicable to such persons were complied with.

LEGAL PROCEEDINGS

    BEA, the Fund (as nominal defendant), and certain current and previous directors of the Fund, including Messrs. Arzac and Landau, who have been nominated to stand for re-election to the Board at the Meeting, have been named in a derivative and purported class action filed in the United States District Court for the Southern District of New York (the "District Court"). ROBERT STROUGO, ON BEHALF OF THE BRAZILIAN EQUITY FUND, INC. V. EMILIO BASSINI, ET AL., 97 Civ. 3579 (RWS) (the "Strougo Litigation").

    The action, which commenced in May of 1997, arises out of the Fund's 1996 rights offering. Plaintiff maintains that, in approving the rights offering, the director defendants put the interests of BEA ahead of the interests of the shareholders. By allegedly favoring BEA, plaintiff claims that the directors breached their fiduciary duties of loyalty and due care to the shareholders of the Fund under the 1940 Act and at common law. The action also alleges that the Fund was injured by defendants' actions and that asking the director defendants to sue themselves would be futile. The class action claims include similar assertions, but allege that the Fund's shareholders were injured directly. The complaint seeks equitable relief and monetary damages in an unspecified amount.

    By Opinion and Order dated April 6, 1998, the District Court granted a motion to dismiss the complaint in its entirety as to the class action claims and denied the motion to dismiss as to all other claims. On May 22, 1998, the directors created a special litigation committee of the Board composed of two newly-appointed disinterested directors who are not named parties in the STROUGO Litigation for the purpose of considering the allegations raised in the Strougo Litigation.

    In an unrelated legal matter, BEA (but not the Fund or its directors) has been named in an action filed on or about May 21, 1998 in the District Court by the same plaintiff and the same counsel as in the Strougo Litigation. ROBERT STROUGO V. BEA ASSOCIATES, 98 Civ. 3725.

    In this action, which is brought pursuant to Section 36(b) under the 1940 Act, the plaintiff claims that the Investment Advisory Agreement was not negotiated at arms' length and properly approved by the Non-interested Directors of the Board, as required by Section 15(c) of the 1940 Act. In support of his allegations, the plaintiff maintains that the Non-interested Directors of the Fund are beholden to the interests of BEA and not independent, in violation of the 40% Non-interested Director requirement of the 1940 Act. The plaintiff argues that as a consequence the Investment Advisory Agreement is invalid and that the advisory fees received by BEA thereunder were wrongly received. The plaintiff seeks a judgment declaring the Investment Advisory Agreement void AB INITIO and recovering the investment advisory fees paid by the Fund to BEA pursuant to the Investment Advisory Agreement during the one year period prior to the commencement of the action.

    The defendants in each of these actions believe they have meritorious defenses and intend to defend them vigorously. Under the Investment Advisory Agreement, BEA, under certain circumstances, may have rights of indemnity against the Fund for any losses or expenses incurred in connection with these actions.

EXECUTIVE OFFICERS

    The following table shows certain information about officers of the Fund other than Messrs. Priest and Watt, who are described above. Mr. Priest is Chairman of the Board of the Fund and was appointed to such position on February 11, 1997. Mr. Watt is President and Chief Investment Officer of the Fund. Mr. Watt was appointed President of the Fund on February 11, 1997, having previously served as Senior Vice President of the Fund since August 15, 1995. Mr. Watt has been Chief Investment Officer of the Fund since August 15, 1995. Ms. Setnicka was appointed to her position as Treasurer on August 12, 1997, having been previously the Assistant Treasurer since May 1996. Mr. Pignataro has been an officer since the commencement of the Fund's operations. On August 12, 1997, Mr. Liebes was elected Senior Vice President and Mr. Del Guercio was elected Vice President of the Fund. Emily Alejos was elected as the Investment Officer on November 4, 1997. Each officer of the Fund will hold office until a successor has been elected by the Board. All officers of the Fund are employees of and are compensated by BEA.

                                                 SHARES
                                              BENEFICIALLY
                                                OWNED ON                                CURRENT PRINCIPAL OCCUPATION AND PRINCIPAL
             NAME                   AGE       MAY 26, 1998      POSITION WITH FUND        EMPLOYMENT DURING THE PAST FIVE YEARS
------------------------------      ---      ---------------  -----------------------  --------------------------------------------

Hal Liebes ...................          33              0     Senior Vice President    Senior Vice President and General Counsel of
  153 East 53rd Street                                                                 BEA (3/97-present); Vice President and Legal
  New York, NY 10022                                                                   Counsel for BEA (6/95-3/97); Chief
                                                                                       Compliance Officer, CS First Boston Invest-
                                                                                       ment Management (94-95); Staff Attorney,
                                                                                       Division of Enforcement, U.S. Securities and
                                                                                       Exchange Commission (91-94); Associate,
                                                                                       Morgan, Lewis & Bockius (89-91).

Michael A. Pignataro .........          38              0     Chief Financial Officer  Vice President of BEA (12/95-present); As-
  153 East 53rd Street                                          and Secretary          sistant Vice President and Chief Administra-
  New York, NY 10022                                                                   tive Officer for Investment Companies of BEA
                                                                                       (9/89-12/95).

Rocco A. Del Guercio .........          35              0     Vice President           Administrative Officer for BEA-advised
  153 East 53rd Street                                                                 investment companies (6/96-present); Assis-
  New York, NY 10022                                                                   tant Treasurer, Bankers Trust Corp.-Fund
                                                                                       Administration (3/94-6/96); Mutual Fund
                                                                                       Accounting Supervisor, Dreyfus Corporation
                                                                                       (4/87-3/94).

Wendy S. Setnicka ............          33              0     Treasurer                Assistant Vice President of BEA
  153 East 53rd Street                                                                 (1/97-present); Administrative Officer for
  New York, NY 10022                                                                   Investment Companies of BEA (11/93-pres-
                                                                                       ent); Supervisor of Fund Accounting and
                                                                                       Administration at Reich & Tang LP
                                                                                       (6/89-11/93).

Emily Alejos .................          34              0     Investment Officer       Vice President of BEA (4/97-present); Vice
  153 East 53rd Street                                                                 President of Bankers Trust (8/93-3/97).
  New York, NY 10022

    The following table shows certain compensation information for the directors of the Fund for the fiscal year ended March 31, 1998. None of the Fund's executive officers or directors who are also officers or directors of BEA received any compensation from the Fund for such period. The Fund has no bonus, profit sharing, pension or retirement plans.

                                                    PENSION OR
                                                    RETIREMENT                      TOTAL         TOTAL NUMBER
                                                     BENEFITS    ESTIMATED    COMPENSATION FROM   OF BOARDS OF
                                                    ACCRUED AS     ANNUAL         FUND AND        BEA-ADVISED
                                    AGGREGATE        PART OF      BENEFITS      FUND COMPLEX       INVESTMENT
                                  COMPENSATION         FUND         UPON           PAID TO         COMPANIES
       NAME OF DIRECTOR             FROM FUND        EXPENSES    RETIREMENT       DIRECTORS          SERVED
------------------------------  -----------------   ----------   ----------   -----------------   ------------
Dr. Enrique R. Arzac .........       $ 7,000               0            0          $94,500             10
James J. Cattano .............       $ 7,000               0            0          $54,500              7
Peter A. Gordon ..............       $ 6,500               0            0          $45,500              6
George W. Landau .............       $ 7,000               0            0          $55,000              7
Martin M. Torino .............       $ 7,000               0            0          $46,000              6

THE BOARD OF DIRECTORS, INCLUDING THE NON-INTERESTED DIRECTORS, RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR.

                    PROPOSAL 2: RATIFICATION OR REJECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The second proposal to be submitted at the Meeting will be the ratification or rejection of the selection by the Board of Coopers & Lybrand L.L.P. as independent public accountants of the Fund for the fiscal year ending March 31, 1999. At a meeting held on May 12, 1998, the Board, including Non-interested Directors, approved the selection of Coopers & Lybrand L.L.P. for the fiscal year ending March 31, 1999. Coopers & Lybrand L.L.P. has been the Fund's independent public accountants since the Fund commenced operations in 1992, and has informed the Fund that it has no material direct or indirect financial interest in the Fund. A representative of Coopers & Lybrand L.L.P. will be available by telephone at the Meeting and will have the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS, INCLUDING THE NON-INTERESTED DIRECTORS, RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                        PROPOSAL 3: SHAREHOLDER PROPOSAL

    The Fund has received the following proposal and supporting statement from Mr. Ronald G. Olin, who has advised the Fund that he owns 1,197 Shares of the Fund. The Fund will provide the address of Mr. Olin to any person who so requests such information orally or in writing, promptly upon the receipt of any oral or written request therefor, to BEA at 153 East 53rd Street, 57th Floor, New York, New York 10022. The Board and the Fund accept no responsibility for the accuracy of either the proposal or Mr. Olin's supporting statement. For the reasons set forth in detail in the Opposing Statement of the Board of Directors, which follows Mr. Olin's Supporting Statement, the Board of Directors recommends a vote AGAINST this shareholder proposal. The text of the shareholder proposal and supporting statement is as follows:

    "RESOLVED: The Fund's investment advisory agreement with its investment advisor ("BEA") shall be terminated and the board shall consider soliciting competitive proposals for a new investment advisor.

                              SUPPORTING STATEMENT

    "I believe BEA's advisory contract should be terminated because shareholder results with the Fund have been very poor compared to the Brazil market, and because management fees are so lucrative to BEA that effective steps to enhance shareholder value are not taken.

    "The Fund's shareholders paid $69 million to buy newly issued shares of the Fund at inception in April 1992. Since then, shareholders received $29 million in distributions, bought $22 million in additional new shares, and had an investment worth $81 million in market value on 12/26/97 for a resulting gain of just $19 million. According to the total investment return figures reported to the SEC through 9/30/97, which do not reflect commissions or initial underwriting discounts, the Fund's return from inception is +57%. While investment results may be affected because it is not subject to the same investment policies and restrictions as the Fund, the "unmanaged" MSCI index of Brazilian Securities increased 210% in dollar terms during this same period.

    "Shareholders have paid about $15 million in fees and other expenses. The market discount of the Fund's shares on 12/26/97 represented an ADDITIONAL $15 million in lost shareholder value.

    "After 25 years as a private investor and 10 additional years as an investment professional managing up to $200 million in closed-end fund shares, I am convinced that the biggest problem in fixing discounts and adding market value is the advisory contract. It is so lucrative that the fund manager will rarely recommend more than token steps to enhance shareholder value. I believe the Directors owe their positions to BEA and therefore will not take effective actions such as massive share buy-backs, tender offers, or open-endings. Such steps would reduce the Fund size and the advisory fees paid to BEA.

    "The discount results from supply/demand imbalance. Massive buy-backs would increase the Net Asset Value of each of the Fund's remaining shares and likely reduce the discount. A small increase in expense ratio is well worth it. Such buybacks would provide shareholders significant added return without added risk, but they are unlikely to happen because they reduce advisory fees. Instead, this Fund conducted a rights offering and sold new shares at a discount which diluted the asset value of the shares and increased the advisory fees paid to BEA.

    "It is prohibitively expensive and time consuming for shareholders to wage successful proxy fights to replace staggered Boards of Directors hand picked by the investment advisor. Fortunately, the Investment Company Act gives shareholders one practical tool--a majority can vote to "fire" the investment manager. BEA and the Directors tried unsuccessfully to prevent you from seeing this shareholder resolution and its supporting statement.

    "The advisory contract is valuable. Qualified advisors can be easily found that will work with a motivated Board to enhance shareholder value.

    "We have a chance to send a loud and clear message to the Board that we want the Fund run exclusively for the benefit of the Fund's owners. Vote for this SHAREHOLDER sponsored resolution."
                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE PROPOSAL DESCRIBED ABOVE AND STRONGLY URGES ALL SHAREHOLDERS TO VOTE AGAINST THE PROPOSAL FOR THE REASONS
                                  NOTED BELOW.
    On May 12, 1998, the Board unanimously resolved to recommend that you vote AGAINST this Proposal. As required under the 1940 Act, the Board and the Non-interested Directors recently approved the continuation of the Investment Advisory Agreement with BEA after concluding, upon review of relevant information made available to them pursuant to the 1940 Act, that such continuation was in the best interest of the Fund. In addition, the full Board and the Non-interested Directors do not believe that the continuation of the Investment Advisory Agreement in any way precludes consideration and adoption by the Board of appropriate actions designed to address the market discount issue, although there is no guarantee that any such action will be taken, or that, if it is taken, such action will be successful.

    In the statement supporting his proposal, Mr. Olin states that BEA and the directors of the Fund "unsuccessfully tried to prevent you from seeing [his] proposal and its supporting statement." The Board and the Non-interested Directors wish to point out that their action with respect to Mr. Olin's proposal was limited to challenging an EARLIER VERSION of the proposal and statement on various technical and accuracy grounds, strictly in accordance with applicable law and established precedents. The Commission's staff agreed that certain aspects of Mr. Olin's original proposal and statement had to be changed or could be omitted in accordance with the 1940 Act. Mr. Olin's revised proposal and statement, which were changed to reflect the staff's views (including the staff's view that certain portions of the original statement could be viewed as potentially false or misleading), has been included in its entirety in this proxy statement.
CONTINUATION OF THE INVESTMENT ADVISORY AGREEMENT
    At a meeting held on November 4, 1997, the full Board, and the Non-interested Directors voting separately, unanimously approved the continuation of the Investment Advisory Agreement with BEA. They do not believe that there has been any subsequent change in the facts upon which their decision was premised which would now warrant terminating BEA.

    As required by Section 15 of the 1940 Act, advisory contracts must be approved annually by the Board (including a majority of the Non-interested Directors) or a majority of the outstanding voting securities of an investment company. Section 15(c) of the 1940 Act charges the directors with the duty to review such information as may reasonably be necessary to evaluate the terms of the advisory contract. In anticipation of the November 4th meeting and in accordance with its well-established practice, BEA provided the directors with extensive information so as to enable the directors to satisfy their duty to conduct a meaningful evaluation of the Investment Advisory Agreement before deciding whether to approve its continuation. This information included, among other things, (i) a description of the business, operations and investment philosophy relating to BEA, as well as certain financial information of BEA, (ii) an analysis of the profitability to BEA of the Investment Advisory Agreement, (iii) a comparison of the performance of the Fund with that of other BEA-managed funds, other registered and unregistered investment companies within the Fund's peer group and relevant stock indices, (iv) financial information relating to the Fund, including total return and market price data for the Fund's Shares, (v) data regarding fees paid by other BEA clients, and (vi) a comparison of the expense ratio and advisory fee level of the Fund with those of its peer group.

    After finding, among other things, that (i) BEA's compensation is at a level comparable to similarly-situated funds, (ii) the Fund's performance is within the range of performance that may reasonably be expected of a fund with an investment strategy such as that of the Fund, and (iii) BEA and the personnel assigned to the Fund have the requisite experience and skill to manage the Fund in accordance with its investment objectives and policies, the directors, including the Non-interested Directors, concluded that the continuation of the Investment Advisory Agreement was in the best interest of the Shareholders of the Fund. The directors reached this determination in the exercise of their business judgment as part of their lawful authority over the Fund's business affairs under Maryland law.

    The Board and the Non-interested Directors do not believe that there has been any change in the facts upon which their decision to continue the Investment Advisory Agreement was premised that would now warrant terminating BEA. For example, the statement supporting Mr. Olin's proposal compares the Fund's performance and that of the Morgan Stanley Capital International Brazilian Equity Market Index (the "MSCI Index"), an unmanaged index, based on market prices, which is one of the performance comparisons that the Board has also considered. Mr. Olin's supporting statement fails to note, however, that the composition of the MSCI Index reflects that of the main Brazilian stock market, which is heavily weighted in a small number of Brazilian "blue chip" companies, whereas the Fund, in accordance with the Internal Revenue Code diversification requirements, must diversify its investments into a broader asset base. These "blue chip" companies have accounted for much of the MSCI Index's performance in the period since the Fund's inception. Available information shows that the Fund's performance continues to be within an acceptable range. The Fund's return to shareholders, based on net asset value (assuming reinvestment of dividends and distributions), was 11.66% for the year ended December 31, 1997, as reported by Lipper Analytical Services.

    Mr. Olin indicates in his supporting statement that "shareholders have paid about $15 million in fees and other expenses." Mr. Olin's fails to note, however, that such fees and expenses are comparable to those paid by similarly-situated funds regardless of the identity of their service providers.

    The Board and the Non-interested Directors believe that the recent results of the Fund, which are driven in large part by market trends, do not modify the conclusions upon which their decision to continue the Investment Advisory Agreement was premised in November, 1997. Therefore, the Board and the Non-interested Directors determined at a meeting held on May 12, 1998 to recommend that Shareholders vote AGAINST the termination of the Investment Advisory Agreement.

    It is important to note that seven of the nine directors of the Fund qualify as Non-interested Directors under the 1940 Act, which is a much higher percentage of Non-interested Directors than is required under the 1940 Act. Moreover, all the directors of the Fund are elected by the shareholders at shareholder meetings. Accordingly, the implication in Mr. Olin's supporting statement that the directors "owe their positions to" the investment adviser is not accurate. The directors owe their positions and fiduciary duties to the shareholders that elected them, and their actions throughout their terms have been focused upon fulfilling their independent obligations to the Shareholders.

MARKET DISCOUNT AND REMEDIAL ACTIONS
    Mr. Olin's proposal to submit to the vote of the Shareholders of the Fund a resolution to terminate the Investment Advisory Agreement with BEA appears to be premised upon the belief that such termination would enhance the Board's willingness to take actions expected to reduce the discount at which Shares of the Fund are currently trading on the New York Stock Exchange, Inc. The Board and the Non-interested Directors do not believe that the termination of the Investment Advisory Agreement is a necessary prerequisite to consideration and adoption of any such actions by the Board. While they recognize the importance of protecting the value of the Shareholders' interest in the Fund, the Board and the Non-interested Directors do not believe that the actions suggested by Mr. Olin, namely buy-backs, tender offers and open-ending the Fund, are appropriate at this time.

    The directors and the Non-interested Directors monitor the Fund's market discount and analyze available remedial actions on an on-going basis. Market discounts occur when the market value of a publicly traded closed-end fund share is less than its underlying net asset value. Shares of the Fund, like shares of many other closed-end funds, have been trading at significant market discounts for quite some time. Because the discount is a market-wide phenomenon, driven largely by market forces, there are limits to what can be done, although certain actions are often presented as potential remedies to market discount.

    Mr. Olin argues that removing BEA might introduce circumstances that could lead to a greater willingness to consider buy-backs, tender offers or the open-ending of the Fund. Based on analysis which they have already performed, the directors and the Non-interested Directors believe for the reasons stated below that buy-backs and tender offers would not constitute a definitive solution to the market discount and that the benefits to Shareholders of the closed-end status of the Fund currently continue to outweigh the advantages which an open-ended structure would procure.
    BUY-BACKS AND TENDER OFFERS. Buy-backs and tender offers have been suggested as a means to reduce the size of the Fund by decreasing the outstanding shares of the Fund which in turn "capture" the discount for the remaining investors. Buy-backs and tender offers might also temporarily reduce the discount by increasing market demand for Fund shares. Buy-backs and tender offers, however, have not been shown to effectively address the discount issue other than on a short-term basis. The Board has analyzed buy-backs and tenders offers done by other closed-end funds in an attempt to narrow the discount. The Board's review has shown that while the discount often narrows in the midst of the buy-back or tender offer, when the buy-back or tender offer is complete the discount returns and persists. These strategies tend to benefit short-term investors far more than, and sometimes to the detriment of, long-term investors.
    OPEN-ENDING THE FUND. Converting the Fund into an "open-end fund," commonly known as a mutual fund, would permit Shareholders to redeem Shares at net asset value upon request. Although open-ending the Fund would undoubtedly eliminate the discount, the Board and the Non-interested Directors believe that the Shareholders derive many benefits from the Fund's closed-end structure. This structure allows BEA to concentrate on managing a stable pool of assets, without the need to keep assets in low-yielding cash or to liquidate assets, sometimes at inopportune times, to meet redemption requests. The closed-end structure also allows the investment managers to buy more illiquid holdings, such as private equities, which can benefit Fund performance. Open-ending the Fund also would require the Board to consider whether and how to spend the Fund's money to market the Fund's Shares, which would affect the Fund's performance. If the Board decides not to spend the Fund's money on marketing the Shares, redemptions could shrink the Fund's asset base to the point where its expense ratio increases, simply because fixed expenses are spread across a smaller asset base. For now, the Board and the Non-interested Directors continue to be guided by the principles upon which the Fund was established, and which caused investors to buy the Fund in the first place. Open-ending the Fund would fundamentally change its character in ways that the Board and the Non-interested Directors do not believe are in the best interests of the Shareholders at this time.

    Although the Board and the Non-interested Directors will continue to assess the merits of open-ending the Fund, there are some less drastic steps that the Fund can take, and has taken, to reduce the discount.

Chief among these has been the greater effort to increase the Fund's visibility in the investment community. In this regard, the Fund's portfolio managers have been meeting with analysts and institutional investors to ensure that the investment community has access to important information about the Fund and its investments. The Fund is now also publishing net asset values daily (instead of weekly) to give all Shareholders current and immediate valuation information. Daily net asset values are available by calling the Fund at 1-800-293-1232 or by visiting the BEA Funds' Website (WWW.BEAFUNDS.COM). Management of BEA is expanding the Website to include reasonably current portfolio information on-line. We believe these steps are likely to increase potential investor demand generally for Shares of the Fund.

    As summarized above, the Board and the Non-interested Directors are working in cooperation with BEA towards enhancing shareholder value and will continue to study other steps towards reducing the discount. The Board and the Non-interested Directors do not believe that termination of the Investment Advisory Agreement is a prerequisite to these efforts and therefore urge stockholders to vote AGAINST the shareholder proposal.

    THE BOARD, INCLUDING THE NON-INTERESTED DIRECTORS, RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL
                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING;
                             SHAREHOLDER PROPOSALS
    The Board is not aware of any other matters that will come before the Meeting. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on such matters.

    Notice is hereby given that for a shareholder proposal to be considered for inclusion in the Fund's proxy materials relating to its 1999 annual meeting of shareholders, the shareholder proposal must be received by the Fund no later than February 9, 1999. The shareholder proposal, including any accompanying supporting statement, may not exceed 500 words. A shareholder desiring to submit a proposal must be a record or beneficial owner of Shares with a market value of $2,000 and must have held such Shares for at least one year. Further, the shareholder must continue to hold such Shares through the date on which the meeting is held. Documentary support regarding the foregoing must be provided along with the proposal. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

    Pursuant to the Bylaws of the Fund, at any annual meeting of the shareholders, only such business will be conducted as has been properly brought before the annual meeting. To be properly brought before the annual meeting, the business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a shareholder.

    For business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Fund. To be timely, any such notice must be delivered to or mailed and received at The Brazilian Equity Fund, Inc. c/o BEA, 153 E. 53rd Street, 57th Floor, New York, NY 10022 not later than 60 days prior to the date of the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, any such notice by a shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or such public disclosure was made.

    Any such notice by a shareholder must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Fund's books, of the shareholder proposing such business,
(iii) the class and number of Shares of the capital stock of the Fund which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.
SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
                             ADDITIONAL INFORMATION
BENEFICIAL OWNERS
    The following table shows certain information concerning persons who may be deemed beneficial owners of 5% or more of the Shares of the Fund because they possessed or shared voting or investment power with respect to the Shares of the Fund.

                                                      NUMBER OF
                                                       SHARES
                                                    BENEFICIALLY     PERCENT
NAME AND ADDRESS                                        OWNED       OF SHARES
--------------------------------------------------  -------------   ----------
*President and Fellows of Harvard College ........    537,739           8.2%
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, MA 02210

--------------
* As stated in a Schedule 13G filed with the Securities and Exchange Commission. REPORTS TO SHAREHOLDERS
    The Fund sends unaudited semi-annual and audited annual reports to its shareholders, including a list of investments held. THE FUND WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS, UPON REQUEST TO THE FUND AT ONE CITICORP CENTER, 153 EAST 53RD STREET, NEW YORK, NEW YORK 10022, TELEPHONE (1-800-293-1232). THESE REQUESTS WILL BE HONORED WITHIN THREE BUSINESS DAYS OF RECEIPT.

                                               THE BRAZILIAN EQUITY FUND, INC.

3910-PS-7/98

                           THE BRAZILIAN EQUITY FUND, INC.

          This Proxy is Solicited on Behalf of the Board of Directors

  P       The undersigned hereby appoints Messrs. Michael A. Pignataro and
        Rocco A. Del Guercio as Proxies, each with the power to appoint his
  R substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side and in accordance with their judgment on
  O such other matters as may properly come before the meeting or any adjournments thereof, all shares of The Brazilian Equity Fund, Inc.
  X (the "Fund") that the undersigned is entitled to vote at the annual meeting of shareholders to be held on Wednesday, July 22, 1998, and at
  Y     any adjournments thereof.


                                                                -------------
                CONTINUED AND TO BE SIGNED ON REVERSE SIDE      /SEE REVERSE/
                                                                /   SIDE    /
                                                                -------------

  -----
  /   /  Please mark
  / X /  votes as in
  /   /  this example.
  -----

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2 and against Proposal 3.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1, "FOR" Proposal 2 and "AGAINST" Proposal 3.
OP

1. ELECTION OF THE FOLLOWING NOMINEES AS          2. TO RATIFY THE SELECTION OF           FOR     AGAINST   ABSTAIN
   DIRECTORS:                                        COOPERS & LYBRAND L.L.P. AS        -------   -------   -------
   (three-year terms):  Enrique R. Arzac             INDEPENDENT PUBLIC ACCOUNTANTS     /     /   /     /   /     /
                        George W. Landau             OF THE FUND FOR THE FISCAL         /     /   /     /   /     /
                        Richard J. Herring           YEAR ENDING MARCH 31, 1999.        -------   -------   -------
   (one year term):     Robert J. McGuire


            FOR            WITHHELD
       ALL NOMINEES    FROM ALL NOMINEES          3. TO TERMINATE THE INVESTMENT          FOR     AGAINST   ABSTAIN
          -------          -------                   ADVISORY AGREEMENT WITH BEA        -------   -------   -------
          /     /          /     /                   ASSOCIATES AND HAVE THE BOARD      /     /   /     /   /     /
          /     /          /     /                   OF DIRECTORS OF THE FUND           /     /   /     /   /     /
          -------          -------                   CONSIDER SOLICITING COMPETITIVE    -------   -------   -------
                                                     PROPOSALS FOR A NEW INVESTMENT
                                                     ADVISOR.

   ------
   /    /
   /    /
   --------------------------------------------
      For all nominees except as noted above


                                                        MARK HERE    ------
                                                       FOR ADDRESS   /    /
                                                        CHANGE AND   /    /
                                                       NOTE AT LEFT  ------


                          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:_______________ Date:______   Signature:_______________ Date:______